EXHIBIT 10.5
AMENDMENT AGREEMENT
     AGREEMENT dated effective September 15, 2005, by and between Viragen, Inc. (“Viragen”), a Delaware corporation (“Viragen”) and ___(“Purchaser”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings accorded to them in that certain Purchase Agreement dated April 1, 2004 by and between Viragen and Purchaser (the “Purchase Agreement”).
W I T N E S S E T H:
     WHEREAS, Viragen and Purchaser are parties to the Purchase Agreement; and
     WHEREAS, in furtherance of the Purchase Agreement and the other Transaction Documents, Viragen sold and issued the Note and Warrant to Purchaser; and
     WHEREAS, contemporaneous herewith, Viragen proposes to consummate the sale of $2,000,000 (the “Proposed Financing”) in amortizing convertible debentures (the “Debentures”) substantially upon the terms and conditions contained in the transaction documents governing the Proposed Financing (the “Proposed Financing Documents”); and
     WHEREAS, Viragen and Purchaser desire to amend the Note and Warrant and, to the extent applicable, the other Transaction Documents on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the parties, the parties hereto, intending to be legally bound, agree as follows:
     1. Amendments to Note. The Note is hereby amended as follows:
     (a) The definition of “Maturity Date” set forth in Section 1(c) of the Note is hereby amended and restated as follows:
“Maturity Date” means August 31, 2008, subject to earlier conversion or redemption as set forth herein and in the Transaction Documents”.
     (b) Section 6(c)(7)(A) of the Note is hereby amended and restated as follows:
“Adjustments for Certain Issuances of Newly Issued Shares. (A) In case at any time on or after September 14, 2005, the Company shall issue shares of its Common Stock or Common Stock Equivalents (collectively, the “Newly Issued Shares”), other than an issuance pro rata to all holders of its outstanding Common Stock, at an effective per share price below the Conversion Price (the “Note Base Share Price”) in effect immediately prior to such issuance, then following such issuance of Newly Issued Shares the Conversion Price shall be adjusted to equal the Note Base Share Price.”

     (c) Section 6(c)(7)(B)(ii) of the Note is hereby amended and restated as follows:
“(ii) securities of the Company issued in a firm commitment public offering with a reputable underwriter”.
     (d) Section 6(c)(7)(B)(v) of the Note is hereby deleted and restated as follows:
“(v) the issuance by the Company of Newly Issued Shares pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after September 14, 2005;
     (e) Section 6(c)(7)(B) of the Note is hereby amended to add the following provisions:
(viii) the issuance of Newly Issued Shares by the Company in connection with the Company’s acquisition of the minority interest in Viragen International, Inc.; and.
(ix) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities”.
     (f) The following provisions shall be added to Section 6 of the Note as subsection (h):
“(h) Forced Conversion. Notwithstanding anything herein to the contrary, if each of the daily VWAPs for any 30 consecutive Trading Days (each, a “Threshold Period”) exceeds $2.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after September 14, 2005), the Company may, within 1 Trading Day of the end of any such period, deliver a notice to the Holder (a “Forced Conversion Notice” and the date such notice is received by the Holder, the “Forced Conversion Notice Date”) to cause the Holder to immediately convert all or part of the then outstanding principal amount of this Note pursuant to Section 6, it being understood that the “Conversion Date” for purposes of this Section 6 shall be deemed to occur on the third Business Day following the Forced Conversion Notice Date (such third Business Day being referred to as the “Forced Conversion Date”). The Company may not deliver a Forced Conversion

Notice and any Forced Conversion Notice delivered by the Company shall not be effective unless, all of the Equity Conditions (as hereinafter defined) are met on each Trading Day occurring during the applicable Threshold Period through the later of the applicable Forced Conversion Date and the date the shares of Common Stock issuable pursuant to such conversion are delivered to the Holder. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provision requiring payment of liquidated damages and limitations on conversions. In order that the Company shall not discriminate among the Holder and the holders of the Other Notes, the Company agrees that the determination to deliver a Forced Conversion Notice to the Holder shall be made in the same proportions as the determination by the Company with respect to the Other Notes.
For purposes of this provision, the term “Equity Conditions” shall mean shall mean, during the period in question, (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder, if any, (ii) all liquidated damages and other amounts owing to the Holder in respect of this Note shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on an Approved Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on an Approved Market (and the Company believes, in good faith, that trading of the Common Stock on an Approved Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) the issuance of the shares of Common Stock in question (or, in the case of a redemption, the shares issuable upon conversion in full of the redemption amount), ignoring for such purposes the Limitations in Sections 6(g) and 4(c)(ii) to the Holder would not violate the limitations set forth in Section 4(c)(i) and Section 4(c)(ii) and (viii) no public announcement of a pending or proposed Fundamental Change has occurred that has not been consummated.
In connection with the computation of any limitation on beneficial ownership contained in this Note, the Warrant or any of the other Transaction Documents, the Holder agrees that its obligations under this subsection (h) shall be attributed to the Holder’s beneficial ownership prior to the attribution of any securities that the Holder might acquire upon conversion of the Note or exercise of the Warrants.”

     (g) Notwithstanding anything in Section 6(c)(7(B) of the Note to the contrary, the issuance of the Debentures shall result in an immediate adjustment to the Conversion Price pursuant to amended Section 6(c)(7(A) of the Note and any issuance of Common Stock to any Holder of the Debentures at a price less than the then Conversion Price shall result in an adjustment to the Conversion Price pursuant to amended Section 6(c)(7)(A).
     2. Amendments to Warrant. The Warrant is hereby amended as follows:
     (a) Section 8(b) is hereby deleted in its entirety and replaced with “[INTENTIONALLY DELETED]”, Section 8(c) remains unchanged and in full force and effect and Section 8(a) is amended and restated as follows:
“Adjustments for Certain Issuances of Newly Issued Shares. (a) In case at any time on or after September 14, 2005 the Company shall issue shares of its Common Stock or Common Stock Equivalents (collectively, the “Newly Issued Shares”), other than an issuance pro rata to all holders of its outstanding Common Stock, at an effective price per share (the “Warrant Base Share Price”) below the Purchase Price in effect immediately prior to such issuance, then following such issuance of Newly Issued Shares the Purchase Price shall be reduced to equal 119% of the Warrant Base Share Price; provided in no event shall this result in an increase to the then Purchase Price.”
     (b) Section 8(d)(2) of the Warrant is hereby amended and restated as follows:
“(2) securities of the Company issued in a firm commitment public offering with a reputable underwriter;”
     (c) Section 8(d) of the Warrant is hereby amended by adding the following additional provisions:
“(8) the issuance by the Company of Newly Issued Shares pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after September 14, 2005;
(9) the issuance of Newly Issued Shares by the Company in connection with the Company’s acquisition of the minority interest in Viragen International, Inc.; and.
(10) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”
     (d) Notwithstanding anything in Section 8(d) of the Warrant to the contrary, the issuance of the Debentures shall result in an immediate adjustment pursuant to amended Section 8(a) of the Warrant and any issuance of Common Stock underlying the Debentures to any Holder of the Debentures, whether by virtue of an amortization payment in Common Stock or otherwise, at a price less than the than Purchase Price shall result in an adjustment pursuant to amended Section 8(a).
     3. Acknowledgment and Agreement re: Insufficient Shares and Allocation of Available Shares. Purchaser acknowledges and understands that upon consummation of the transactions contemplated by this Agreement, similar agreements with the holders of the Other Notes and the Proposed Financing Documents (collectively, the “Transactions”) Viragen will have an insufficient number of authorized but unissued shares to enable it to issue all shares issuable upon conversion of the Note, the Other Notes, the Warrant, the warrants issued to the holders of the Other Notes and the shares issuable in the Proposed Financing. Therefore, Purchaser hereby agrees that, until such time as Stockholder Authorization is received, Purchaser’s right to convert the Note and exercise the Warrant will be limited to a pro-rata allocation of Viragen’s available shares among all participants in the Transactions. Viragen hereby covenants and agrees to seek Stockholder Authorization in the manner required by the Proposed Financing Documents. Viragen and Purchaser hereby agree that the Transaction Documents shall be interpreted so as to give effect to the provisions of this section.
     4. Consent and Confirmation re: Proposed Financing. Purchaser hereby consents to the Proposed Financing substantially upon the terms and conditions of the Proposed Financing Documents, receipt of a copy of which is hereby acknowledged. Purchaser acknowledges that it has received an opportunity to participate in the Proposed Financing, as contemplated by Section 6.3(a) of the Purchase Agreement, and hereby confirms that it declines to do so, except to the extent otherwise indicated in a Participation Form previously executed by Purchaser and delivered to Viragen.
     5. Effect on Transaction Documents; Conflicting Provisions. Except as set forth herein, the terms of the Purchase Agreement, the Note, the Warrant and the other Transaction Documents shall remain in full force and effect. Any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Note, the Warrant or any of the other Transaction Documents, shall be resolved by reference to the terms and conditions of this Agreement.
     6. Effective Date of Agreement. This Agreement shall not become effective unless and until the Company has received a copy of this Agreement signed by Purchaser, as well as its receipt of similar agreements executed by each holder of the Other Notes and consummation of the Proposed Financing.

     7. Entire Agreement. This Agreement, including the Exhibits hereto, and the Transaction Documents as amended hereby, contains the entire understanding of the parties with respect to the subject matter hereof.
     8. Expenses. Each of the parties hereto shall pay its own costs and expenses in connection herewith.
     9. Miscellaneous. Except as otherwise set forth herein, the following provisions of the Purchase Agreement shall govern the terms and conditions of this Agreement: 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.10, 9.11, 9.12, 9.13, 9.14 and 9.15.
     10. Status of Debentures. The Debentures shall rank pari passu with all of the Notes.

     IN WITNESS WHEREOF, we have executed this Agreement as of the date and year first above written.

VIRAGEN, INC.

By:

Dennis W. Healey
Executive Vice President

By: